Exhibit 99.1

Biotricity Reports Financial Results for Fiscal 2022 Fourth Quarter and Full Year

Thursday, July 14th at 8:00 AM

Company Reports Record Revenue and Improved Margins

REDWOOD CITY, CA / ACCESSWIRE / July 14, 2022 / Biotricity Inc. (NASDAQ:BTCY) (“Biotricity” or the “Company”), a medical diagnostic and consumer healthcare technology company, today announced its financial results for its fiscal 2022 fourth quarter and year ended March 31, 2022.

Dr. Waqaas Al-Siddiq, Founder & CEO of Biotricity, commented, “Fiscal 2022 was a pivotal year for Biotricity as we made significant strides in our product development and commercialization strategy. Despite Covid headwinds, we were able to continue to grow. We are pleased with year-over-year revenue growth of 81% for the fiscal quarter and 126% for the fiscal year ended March 31, and our gross margin expansion during both periods, primarily driven by our lead product, Bioflux. With the launch of Biotres and Bioheart we are excited to roll out our all-in-one go-to ecosystem solution for cardiac diagnostics and disease management. Cardiologists will now have a comprehensive suite of products available for their patients all within one portal.”

Q4-FY22 Financial Highlights:

●	Revenue totaled $2.15 million, as compared to $1.19 million in Q4 FY21, an increase of 81% quarter-over-quarter.

●	Gross profit totaled $1.4 million, from $719,000 in Q4 FY21.

●	Gross profit margins improved to 67%.

●	Net loss totaled $6 million or $0.118 per share; adjusted loss per share, a non- GAAP measure, was $0.11 per share after removing certain non-recurring expenses.

FY22 Financial Highlights:

●	Revenue totaled $7.7 million, as compared to $3.4 million in FY21, an increase of 126% year-over-year.

●	Gross profit totaled $4.6 million, an increase from $1.3 million in FY21.

●	Gross profit margins improved to 60%.

●	Net loss totaled $30.2 million or $0.665 per share; adjusted loss per share, a non- GAAP measure, was $0.48 per share after removing certain non-recurring expenses.

●	As of March 31, 2022, we reported $12 million in cash; during the fiscal year, the Company closed on $12 million in non-convertible debt that also extinguished $1.6 million in less favorable legacy debt.

Operating Highlights for the FY22 to Date:

●	Continuing to recruit of top talent for continued expansion of our commercial team

●	After receiving FDA 510(k) clearance in January 2022, in April, we officially launched our wireless wearable holter patch device, Biotres, a revolutionary holter technology that represents the future of Remote Patient Monitoring.

●	Unveiled Biokit, a personal medical device kit for integration into the Biotricity ecosystem.

●	Launched Bioheart, a first-of-its kind continuous heart rhythm recorder and personal heart lifestyle solution.

●	Released Biocare Cardiac, a personal, cardiac health application for individuals diagnosed with, or at risk for, cardiovascular disease.

●	Increased total addressable market from $1 billion to approximately $25 billion through the introduction of three products to the market.

●	Expanded our network to over 300 centers across 27 states with over 1,500 cardiologists.

●	Biotricity was named one of “Fast Company’s” World’s 50 Most Innovative Companies for 2022, and #1 in the medical devices category, joining the ranks of innovators like SpaceX, Canva, and Microsoft.

Dr. Al-Siddiq continued, “Our goal is to consolidate cardiac services within clinics and hospitals into one ecosystem, allowing cardiologists to leverage our cloud-based technology not merely to deliver diagnostics, but also disease management, remote management, and telemedicine, all integrated seamlessly in one place. After a successful second half of calendar 2022 with Biotres and Bioheart, we expect to introduce our secure virtual clinic platform, enabling clinicians to provide cardiac care remotely. This will ensure that at-risk patients and those needing remote cardiac monitoring do not have to leave the safety of their home.”

Capital Markets and Corporate Governance Highlights:

●	Listing on the Nasdaq, which has elevated Biotricity’s stature within its industry, while raising its visibility with analysts and institutional investors.

●	Inclusion into the Russell Microcap Index, raising our visibility with analysts and investors.

Full details of the Company’s financial results will be filed with the SEC on Form 10-K by visiting www.sec.gov.

Financial Results Conference Call

Management will host a conference call on Thursday, July 14, 2022 at 4:30 p.m. ET to discuss its financial results for the fiscal 2022 fourth quarter and full year and provide a business update. Additional details are available under the Investor Relations section of the Company’s website: https://www.biotricity.com/investors/

Event: Biotricity Fourth Quarter and Fiscal Year End 2022 Earnings Call

Date: Thursday, July 24, 2022

Time: 4:30 p.m. Eastern Time

Live Call: 1-720-543-0210 or 1-888-378-4938

Participant Passcode: 819266

Webcast: https://globalmeet.webcasts.com/starthere.jsp?ei=1560214&tp_key=c8fa0c0ab3

For those interested and unable to join the conference call, a replay of the call will be available until July 21, 2022 at 5:30 p.m. ET and can be accessed at by following this LINK.

About Biotricity:

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic solutions for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements:

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. There cannot be any assurance that the Company will ever become profitable. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Use of Non-GAAP Information

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP in this press release, Biotricity presents adjusted net loss, which is a non-GAAP financial measure. Adjusted net loss is determined by deducting one-time derivative fair value and accretion expenses from net loss attributable to common shareholders. Our definition of adjusted net loss may not be comparable to the definitions of similarly titled measures used by other companies. We believe that this non-GAAP financial measure, viewed in addition to and not in lieu of its reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. This metric is used as part of the Company’s internal reporting to evaluate its operations and the performance of senior management.

Contacts:

Investor Relations:
KCSA Strategic Communications
Valter Pinto or Jack Perkins
(212) 896-1254
investors@biotricity.com

Media Relations:
Erica Fiorini, Russo Partners
(212) 845-4253
Erica.Fiorini@russopartnersllc.com

SOURCE: Biotricity, Inc.